EXHIBIT 99.1
News Release

Contacts:
Media – Lisa H. Jester, Corporate Manager, Communications and Public Relations (513) 425-2510
Investors – Roger K. Newport, Executive Vice President, Finance and Chief Financial Officer (513) 425-5270

AK STEEL REPORTS FINANCIAL RESULTS FOR THIRD QUARTER OF 2015
Company Earns Net Income of $6.7 Million for the Quarter

WEST CHESTER, OH, October 27, 2015 – AK Steel (NYSE: AKS) today reported its financial results for the third quarter of 2015.

3rd Quarter 2015 Performance Summary

•	Shipments of 1,871,200 tons

•	Sales of $1.71 billion with an average selling price of $912 per ton

•	Net income of $6.7 million, or $0.04 per diluted share

•	Adjusted EBITDA of $120.0 million

•	Liquidity of $821.0 million

AK Steel reported net income of $6.7 million, or $0.04 per diluted share of common stock, for the third quarter of 2015, compared to a net loss of $7.2 million, or $0.05 per diluted share, for the third quarter of 2014 and a net loss of $64.0 million, or $0.36 per diluted share, for the second quarter of 2015. The company reported adjusted EBITDA (as defined in the “Non-GAAP Financial Measures” section below) of $120.0 million, or $64 per ton, for the third quarter of 2015 compared to adjusted EBITDA of $100.5 million, or $69 per ton, for the year-ago third quarter. Adjusted EBITDA for the third quarter of 2015 increased as compared to adjusted EBITDA of $47.6 million, or $26 per ton, for the second quarter of 2015.
“I am pleased that AK Steel delivered solid third quarter 2015 financial results. Despite facing the continued onslaught of what we believe are unfairly traded carbon steel imports, we experienced our best quarterly financial performance in nearly six years,” said James L. Wainscott, Chairman, President and CEO. “The company achieved more than double its adjusted EBITDA quarter-over-quarter and we ended the third quarter with solid liquidity of $821 million.”
Mr. Wainscott continued, “Our results benefited from a combination of record quarterly automotive shipments, stable operations, and lower raw material costs. We also achieved cost savings from the continued integration of Dearborn Works and from all of our other cost reduction initiatives throughout the company. All in all, it was a great team effort from all of our employees that allowed us to generate a quarterly profit on behalf of our shareholders.”
Net sales for the third quarter of 2015 were $1.71 billion on shipments of 1,871,200 tons, compared to net sales of $1.59 billion on shipments of 1,462,900 tons for the year-ago third quarter and net sales of $1.69 billion on shipments of 1,811,700 tons for the second quarter of 2015. The company’s shipments in the third quarter of 2015 rose from the second quarter of 2015, primarily as a result of increased shipments to the automotive market. The increase in shipments and sales for the third quarter of 2015 compared to the year-ago period was due principally to the addition of shipments from the acquisition of Dearborn Works in September 2014 and continued strong shipments of carbon and stainless steel products to the automotive market.
The company said that its average selling price for the third quarter of 2015 was $912 per ton, down 2% from the second quarter of 2015. The decrease in average selling price was primarily attributable to carbon steel pricing that remained weak in the third quarter, partly offset by higher selling prices for electrical steel. AK Steel believes the substantial decline in carbon steel selling prices is primarily the result of continued high levels of what the company believes are unfairly traded, lower priced foreign steel imports. The lower carbon spot market selling prices, combined with the higher proportion of hot-rolled shipments following the Dearborn Works acquisition, were the primary factors that resulted in a 16% decline in the company’s average selling price for the third quarter of 2015 compared to the third quarter of 2014.
Cost of products sold decreased from the second quarter to the third quarter of 2015 due to better operating costs, higher operating rates and lower costs for carbon scrap, iron ore pellets and coke. Cost of products sold was higher in the third quarter of 2015 as compared to the prior year quarter due to the higher overall sales volume in 2015 reflecting the acquisition of Dearborn Works. The company incurred $11.8 million of costs for planned outages during the third quarter of 2015, compared to $1.1 million in the year-ago third quarter and $18.2 million in the second quarter of 2015.
The Company also continued to make strides in lowering its operating costs during the third quarter. In addition to realizing further cost-based synergies at Dearborn Works, the Company implemented cost reduction efforts and efficiency gains to reduce its production costs across its facilities.
The 2015 third quarter results include a LIFO credit of $44.8 million, compared to a LIFO credit of $10.9 million for the third quarter of 2014 and a LIFO credit of $34.8 million for the second quarter of 2015. Also included in the third quarter of 2014 were acquisition-related expenses of $23.6 million, or $0.17 per diluted share, related to the purchase of Dearborn Works.
During the third quarter, the company repurchased $12.5 million of outstanding senior unsecured notes in private, unsolicited open market transactions and made repayments of $45.0 million on the company’s revolving credit facility. The company ended the third quarter of 2015 with total liquidity of $821.0 million, consisting of cash and cash equivalents and $747.8 million of availability under the company’s revolving credit facility.

Nine-Month Results
For the first nine months of 2015, the company reported a net loss of $363.6 million, or $2.05 per diluted share. Included in the net loss for the first nine months of 2015 was an impairment charge to fully impair the company’s investment in Magnetation LLC, as discussed below. Excluding the one-time impairment charge in the first nine months of 2015, the company reported an adjusted net loss of $107.3 million, or $0.61 per diluted share. For the corresponding nine months of 2014, the company reported a net loss of $110.4 million, or $0.79 per diluted share, and an adjusted net loss of $85.8 million, or $0.61 per diluted share, which excludes acquisition-related expenses of $24.6 million, or $0.18 per diluted share, related to the purchase of Dearborn Works.
Sales for the first nine months of 2015 were $5.2 billion compared to sales of $4.5 billion in the first nine months of 2014. Shipments for the first nine months of 2015 were 5,433,400 tons compared to 4,122,500 tons in the first nine months of 2014. The increases are primarily the result of the acquisition of Dearborn Works, as well as continued strength in the automotive market.
The company said that its average selling price for the first nine months of 2015 was $947 per ton, down from $1,093 per ton for the first nine months of 2014. The decrease in average selling price is primarily attributable to significantly lower carbon steel selling prices in 2015, principally due to a significant increase in what the company believes are unfairly traded foreign steel imports. The effect of the lower selling prices was partially offset by lower costs for carbon scrap, iron ore pellets and energy. The company recorded costs of $43.6 million during the first nine months of 2015 for planned outages, compared to $31.9 million during the first nine months of 2014.
As of March 31, 2015, AK Steel concluded that its 49.9% equity interest in Magnetation, an unconsolidated joint venture that produces iron ore pellets and is accounted for under the equity method, was impaired. The impairment was a result of liquidity issues caused primarily by a significant decline in global iron ore pellet pricing and the negative effect of that decline on Magnetation’s results of operations and cash flows, as well as the longer-term outlook of iron ore pellet pricing and the inability of Magnetation to access additional capital funds. As a result, the company recorded an impairment charge of $256.3 million, or $1.44 per diluted share, in the nine-month period ended September 30, 2015, to fully impair the company’s investment in Magnetation recorded on its consolidated balance sheet. Magnetation’s outstanding indebtedness is non-recourse to AK Steel. The company is not required to make any additional capital contributions or other future

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investments in Magnetation and has not guaranteed any obligations of Magnetation. AK Steel does not expect to record any further impact in its financial statements from its equity investment in Magnetation.
Results for the first nine months of 2014 were negatively affected by extreme winter weather conditions in early 2014 and incidents at the company’s Ashland (KY) Works blast furnace in the first and third quarters of 2014. Extra costs of approximately $45.0 million were recognized for the first nine months of 2014 for higher energy costs and additional costs for transportation and operations related to weather-delayed deliveries of iron ore pellets. The company incurred unplanned maintenance outage costs of $23.2 million and $41.2 million in the third quarter and first nine months of 2014, respectively, related to incidents at the Ashland Works blast furnace.

Fourth Quarter 2015 Outlook
Consistent with its current practice, the company said that it intends to provide detailed guidance for its fourth quarter 2015 financial results in December. The company anticipates lower carbon steel pricing in the fourth quarter compared to the third quarter, due principally to the high level of low-priced foreign steel that has continued to be imported into the United States during the preliminary stages of the carbon steel trade cases, in addition to recent declines in carbon scrap prices. As a result of these low-priced imports and their impact on the current market environment, the company also expects lower carbon steel spot market shipments in the fourth quarter.
As a result of the continued high levels of imported carbon steel products, on October 16, 2015 the company issued notices under the Worker Adjustment and Retraining Notification (“WARN”) Act to hourly and salaried employees at its Ashland, Kentucky Works that it intends to temporarily idle the blast furnace and related steelmaking operations at that facility. If market conditions do not improve, it is expected that the idling of the affected portions of the facility will begin in mid-December of 2015 and could last more than six months. In this event, the company would record charges for unemployment benefits and other costs to idle the operations in the fourth quarter of 2015 and throughout the idle period.
Under its method of accounting for pension and other postretirement benefit plans, the company recognizes into income, as a fourth quarter adjustment, any unrecognized actuarial gains and losses that exceed 10% of the larger of projected benefit obligations or plan assets (the “corridor”). These corridor charges are driven mainly by changes in assumptions and by events and circumstances beyond the company’s control, primarily changes in interest rates, performance of the financial markets, healthcare cost trends and mortality and retirement experience. It thus is impossible to reliably forecast or predict whether the company will incur corridor charges in any given year or, if it does, what the magnitude of those charges will be. Based upon currently available information and reasonable projections, it is possible that the company could incur a corridor charge in the fourth quarter of 2015, depending on year-end interest rates and pension plan asset values.

AK Steel
AK Steel is a world leader in the production of flat-rolled carbon, stainless and electrical steel products, primarily for automotive, infrastructure and manufacturing, construction and electrical power generation and distribution markets. Headquartered in West Chester, Ohio (Greater Cincinnati), the company employs approximately 8,000 men and women at eight steel plants, two coke plants and two tube manufacturing plants across six states: Indiana, Kentucky, Michigan, Ohio, Pennsylvania and West Virginia. Additional information about AK Steel is available at www.aksteel.com.

Safe Harbor Statement
The statements in this release reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “expects,” “anticipates,” “believes,” “intends,” “plans,” “estimates” and other similar references to future periods typically identify such forward-looking statements. These forward-looking statements reflect the current belief and judgment of the company’s management, but are not guarantees of future performance or outcomes. They are based on a number of assumptions and estimates that are inherently subject to economic, competitive, regulatory, and operational risks, uncertainties and contingencies that are beyond the company’s control, and upon assumptions with respect to future business decisions and conditions that are subject to change.

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Such statements are only predictions and involve risks and uncertainties, resulting in the possibility that actual events or performance will differ materially from such predictions as a result of certain risk factors, including different or lesser-than-expected impacts as a result of the pending and anticipated future carbon steel trade case filings, including impacts on the volume of foreign carbon steel imports, domestic steel shipments and selling prices, or AK Steel’s shipment levels, carbon steel spot market prices, production levels or per ton operating costs; reduced selling prices, shipments and profits associated with a highly competitive industry with excess capacity; changes in the cost of raw materials and energy; the company’s significant amount of debt and other obligations; severe financial hardship or bankruptcy of one or more of the company’s major customers; reduced demand in key product markets due to competition from aluminum or other alternatives to steel; increased global steel production and imports; excess inventory of raw materials; supply chain disruptions or poor quality of raw materials; production disruption or reduced production levels; the company’s healthcare and pension obligations and related laws and regulations; not timely reaching new labor agreements; major litigation, arbitrations, environmental issues and other contingencies; regulatory compliance and changes; climate change and greenhouse gas emission limitations; conditions in the financial, credit, capital or banking markets; the company’s use of derivative contracts to hedge commodity pricing volatility; ongoing challenges faced by Magnetation; inability to fully realize benefits of long-term cost savings initiatives; inability to hire or retain skilled labor and experienced manufacturing and mining managers; information technology security threats and cybercrime; adverse effects on the company’s operations and/or financial results related to Magnetation’s bankruptcy; failure to achieve the estimated synergies and other expected benefits of the acquisition of Severstal Dearborn, LLC and/or to integrate it successfully; as well as those risks and uncertainties discussed in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, as updated in subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with or furnished to the Securities and Exchange Commission.
As such, readers are cautioned not to place undue reliance on forward-looking statements, which speak only to management’s plans, assumptions and expectations as of the date hereof. The company disclaims any duty to update or alter any forward-looking statements, except as required by applicable law.

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollars and shares in millions, except per share and per ton data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Shipments (000 tons)	1,871.2	1,462.9	5,433.4	4,122.5
Selling price per ton	$912	$1,089	$947	$1,093

Net sales	$1,709.9	$1,593.8	$5,150.2	$4,508.1

Cost of products sold	1,524.4	1,438.9	4,712.2	4,191.4
Selling and administrative expenses	65.7	65.6	198.4	179.7
Depreciation	55.5	49.1	166.6	146.3
Pension and OPEB expense (income)	(15.9)	(23.5)	(48.1)	(74.2)
Total operating costs	1,629.7	1,530.1	5,029.1	4,443.2
Operating profit	80.2	63.7	121.1	64.9
Interest expense	43.0	35.6	130.4	101.0
Impairment of Magnetation investment	—	—	(256.3)	—
Other income (expense)	4.3	(15.3)	(10.9)	(20.2)
Income (loss) before income taxes	41.5	12.8	(276.5)	(56.3)
Income tax expense	17.2	3.9	39.5	7.5
Net income (loss)	24.3	8.9	(316.0)	(63.8)
Less: Net income attributable to noncontrolling interests	17.6	16.1	47.6	46.6
Net income (loss) attributable to AK Steel Holding Corporation	$6.7	$(7.2)	$(363.6)	$(110.4)
Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.04	$(0.05)	$(2.05)	$(0.79)
Weighted-average shares outstanding:
Basic	177.2	142.8	177.1	138.4
Diluted	177.5	142.8	177.1	138.4

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AK STEEL HOLDING CORPORATION
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(Dollars in millions, except per share amounts)

	September 30, 2015	December 31, 2014
ASSETS
Current assets:
Cash and cash equivalents	$90.0	$70.2
Accounts receivable, net	550.8	644.3
Inventory, net	1,141.2	1,172.1
Other current assets	94.8	139.1
Total current assets	1,876.8	2,025.7
Property, plant and equipment	6,442.1	6,388.4
Accumulated depreciation	(4,340.9)	(4,175.2)
Property, plant and equipment, net	2,101.2	2,213.2
Investment in affiliates	77.4	388.7
Other non-current assets	194.9	230.9
TOTAL ASSETS	$4,250.3	$4,858.5

LIABILITIES AND EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$762.3	$803.1
Accrued liabilities	261.6	266.5
Current portion of pension and other postretirement benefit obligations	60.9	55.6
Total current liabilities	1,084.8	1,125.2
Long-term debt	2,386.3	2,452.5
Pension and other postretirement benefit obligations	1,130.7	1,225.3
Other non-current liabilities	133.2	132.5
TOTAL LIABILITIES	4,735.0	4,935.5

Equity (deficit):
Common stock, authorized 300,000,000 shares of $0.01 par value each; issued 178,237,942 and 177,362,600 shares in 2015 and 2014; outstanding 177,850,916 and 177,215,816 shares in 2015 and 2014	1.8	1.8
Additional paid-in capital	2,266.3	2,259.1
Treasury stock, common shares at cost, 387,026 and 146,784 shares in 2015 and 2014	(2.0)	(1.0)
Accumulated deficit	(2,911.6)	(2,548.0)
Accumulated other comprehensive loss	(232.6)	(204.4)
Total stockholders’ equity (deficit)	(878.1)	(492.5)
Noncontrolling interests	393.4	415.5
TOTAL EQUITY (DEFICIT)	(484.7)	(77.0)
TOTAL LIABILITIES AND EQUITY (DEFICIT)	$4,250.3	$4,858.5

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AK STEEL HOLDING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollars in millions)

	Nine Months Ended
	September 30,
	2015	2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(316.0)	$(63.8)
Depreciation	155.9	135.6
Depreciation—SunCoke Middletown	10.7	10.7
Amortization	17.0	15.9
Impairment of Magnetation investment	256.3	—
Deferred income taxes	37.8	6.3
Pension and OPEB expense (income)	(48.1)	(74.2)
Contributions to pension trust	(24.1)	(196.5)
Contributions to retirees VEBA	(3.1)	(3.1)
Other postretirement benefit payments	(32.9)	(48.8)
Changes in working capital	111.9	(134.9)
Changes in working capital—SunCoke Middletown	10.1	(13.7)
Other operating items, net	24.6	(14.1)
Net cash flows from operating activities	200.1	(380.6)

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(70.1)	(38.2)
Capital investments—SunCoke Middletown	(0.9)	(1.1)
Investments in Magnetation	—	(90.0)
Investment in acquired business, net of cash acquired	—	(677.2)
Proceeds from sale of equity investee	25.0	—
Other investing items, net	1.5	15.4
Net cash flows from investing activities	(44.5)	(791.1)

CASH FLOWS FROM FINANCING ACTIVITIES:
Net borrowings (payments) under credit facility	(55.0)	470.0
Proceeds from issuance of long-term debt	—	427.1
Redemption of long-term debt	(10.1)	(0.6)
Proceeds from issuance of common stock	—	345.3
Debt issuance costs	—	(10.6)
SunCoke Middletown distributions to noncontrolling interest owners	(69.7)	(40.6)
Other financing items, net	(1.0)	(3.4)
Net cash flows from financing activities	(135.8)	1,187.2

Net increase (decrease) in cash and cash equivalents	19.8	15.5
Cash and cash equivalents, beginning of period	70.2	45.3
Cash and cash equivalents, end of period	$90.0	$60.8

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AK STEEL HOLDING CORPORATION
NON-GAAP FINANCIAL MEASURES
(Unaudited)
(Dollars in millions)

In certain of its disclosures in this news release, the company has reported adjusted EBITDA and adjusted net income (loss) that exclude the effects of an impairment of its investment in Magnetation and acquisition-related expenses of Dearborn. Management believes that reporting adjusted net income (loss) attributable to AK Holding with these items excluded more clearly reflects the Company’s current operating results and provides investors with a better understanding of the Company’s overall financial performance.

EBITDA is an acronym for earnings before interest, taxes, depreciation and amortization. It is a metric that is sometimes used to compare the results of different companies by removing the effects of different factors that might otherwise make comparisons inaccurate or inappropriate. For purposes of this news release, the company has made adjustments to EBITDA in order to exclude the effects of noncontrolling interests, an impairment charge for its investment in Magnetation and the acquisition-related expenses of Dearborn. The adjusted results, although not financial measures under generally accepted accounting principles (“GAAP”) and not identically applied by other companies, facilitate the ability to analyze the company’s financial results in relation to those of its competitors and to the company’s prior financial performance by excluding items that otherwise would distort the comparison.  Adjusted EBITDA and adjusted net income (loss) are not, however, intended as alternative measures of operating results or cash flow from operations as determined in accordance with GAAP and are not necessarily comparable to similarly titled measures used by other companies.

Neither current nor potential investors in the company’s securities should rely on adjusted EBITDA or adjusted net income (loss) as a substitute for any GAAP financial measure and the company encourages current and potential investors to review the following reconciliations of adjusted EBITDA and adjusted net income (loss).

Reconciliation of Adjusted EBITDA

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions, except per ton)	2015	2014	2015	2014	2015
Net income (loss) attributable to AK Steel Holding	$6.7	$(7.2)	$(363.6)	$(110.4)	$(64.0)
Net income attributable to noncontrolling interests	17.6	16.1	47.6	46.6	14.5
Income tax expense	17.2	3.9	39.5	7.5	14.6
Interest expense	43.0	35.6	130.4	101.0	43.5
Interest income	(0.3)	—	(0.9)	—	(0.3)
Depreciation	55.5	49.1	166.6	146.3	55.7
Amortization	1.5	1.4	7.5	7.2	1.7
EBITDA	141.2	98.9	27.1	198.2	65.7
Less: EBITDA of noncontrolling interests (a)	21.2	19.9	58.3	57.5	18.1
Magnetation impairment charge	—	—	256.3	—	—
Acquisition-related expenses	—	21.5	—	22.5	—
Adjusted EBITDA	$120.0	$100.5	$225.1	$163.2	$47.6
Adjusted EBITDA per ton	$64	$69	$41	$40	$26

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(a)    The reconciliation of EBITDA of noncontrolling interests to net income attributable to noncontrolling interests is as follows:

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions)	2015	2014	2015	2014	2015
Net income attributable to noncontrolling interests	$17.6	$16.1	$47.6	$46.6	$14.5
Depreciation	3.6	3.8	10.7	10.9	3.6
EBITDA of noncontrolling interests	$21.2	$19.9	$58.3	$57.5	$18.1

Reconciliation of Adjusted Net Income (Loss)

	Three Months Ended		Nine Months Ended		Three Months Ended
	September 30,		September 30,		Jun 30,
(dollars in millions, except per share)	2015	2014	2015	2014	2015
Reconciliation to Net Income (Loss) Attributable to AK Steel Holding
Adjusted net income (loss) attributable to AK Steel Holding	$6.7	$16.4	$(107.3)	$(85.8)	$(64.0)
Magnetation impairment charge	—	—	(256.3)	—	—
Acquisition-related expenses	—	(23.6)	—	(24.6)	—
Net income (loss) attributable to AK Steel Holding, as reported	$6.7	$(7.2)	$(363.6)	$(110.4)	$(64.0)

Reconciliation to Diluted Earnings (Losses) per Share
Adjusted diluted earnings (losses) per share	$0.04	$0.12	$(0.61)	$(0.61)	$(0.36)
Magnetation impairment charge	—	—	(1.44)	—	—
Acquisition-related expenses, per share	—	(0.17)	—	(0.18)	—
Diluted earnings (losses) per share, as reported	$0.04	$(0.05)	$(2.05)	$(0.79)	$(0.36)

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AK STEEL HOLDING CORPORATION
STEEL SHIPMENTS
(Unaudited)
(Tons in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2015	2014	2015	2014
Tons Shipped by Product
Stainless/electrical	216.1	216.6	667.0	646.6
Coated	883.4	697.0	2,493.2	1,935.3
Cold-rolled	344.6	288.2	998.2	872.7
Tubular	28.8	31.1	87.9	95.5
Subtotal value-added shipments	1,472.9	1,232.9	4,246.3	3,550.1
Hot-rolled	354.0	194.7	1,046.1	480.3
Secondary	44.3	35.3	141.0	92.1
Subtotal non value-added shipments	398.3	230.0	1,187.1	572.4
Total shipments	1,871.2	1,462.9	5,433.4	4,122.5

Shipments by Product (%)
Stainless/electrical	11.5%	14.8%	12.3%	15.7%
Coated	47.2%	47.6%	45.9%	46.9%
Cold-rolled	18.4%	19.7%	18.4%	21.2%
Tubular	1.6%	2.2%	1.6%	2.3%
Subtotal value-added shipments	78.7%	84.3%	78.2%	86.1%
Hot-rolled	18.9%	13.3%	19.2%	11.7%
Secondary	2.4%	2.4%	2.6%	2.2%
Subtotal non value-added shipments	21.3%	15.7%	21.8%	13.9%
Total shipments	100.0%	100.0%	100.0%	100.0%

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